EXHIBIT 99.1

GlyEco Announces Cessation of Operations at New Jersey Processing Center

PHOENIX, AZ / ACCESSWIRE / January 4, 2016 / A leader in sustainable glycol technologies, GlyEco, Inc. ("GlyEco" or the "Company") ("GLYE"), announced today that the Company approved the termination of both the Premises Lease, dated December 10, 2012, between GlyEco Acquisition Corp. #4 ("GAC #4") and NY Terminals II, LLC ("NY Terminals"), and the Equipment Lease, dated December 10, 2012, between GAC #4 and Full Circle MFG Group, Inc. ("Full Circle"), by complying with a Notice of Lease Termination and Demand to Vacate and a Notice of Equipment Lease Agreement Default and Demand for Performance delivered by NY Terminals and Full Circle, respectively. Pursuant to the termination of the Premises Lease and Equipment Lease, GAC #4 will cease all operations at its New Jersey processing center immediately.

Interim Chief Executive Officer, David Ide commented, "We have worked in good faith to develop a contractual arrangement with the landlord of this facility, and although we believed our negotiations would bring a supportive outcome to allow GAC #4 to invest and grow the facility, we were unable to reach a mutually agreed upon resolution." Mr. Ide added, "Given the latest developments, our Company will be writing off its investments in GAC #4 during this fiscal year, and the financial operations of GAC #4 will be segmented as discontinued operations in our forthcoming Form 10-K."

Mr. Ide concluded, "The financial impact of the transition and the resulting positive cash flow advancements, operational focus and excellence, and long term vision for our Company will be addressed in forthcoming shareholder correspondences. However, it is important to note that the historical losses incurred in Elizabeth, New Jersey (GAC #4) were approximately $75,000 - $150,000 per month during the last two fiscal years."

About GlyEco, Inc.

GlyEco collects and recycles waste glycol streams into reusable glycol products that are sold to third party customers in the automotive and industrial end-markets in the United States. Our proprietary and patented technology allows us to recycle all five major types of waste glycol into high-quality products usable in any glycol application. We are dedicated to being the standard in the glycol industry by providing the highest-quality products, services, and technology possible to our customers.

For further information, please visit: http://www.glyeco.com

To partner or to start a project with us, please visit: Start a Project with GlyEco!

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words "believe," "anticipate," "expect," "intend," "estimate," and similar expressions. All statements in this document regarding the future outlook related to GlyEco, Inc. are forward-looking statements. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including the risk that the future data will not be as favorable as the initial results. Additional uncertainties and risks are described in our most recent Annual Report on Form 10-K. For a more detailed discussion of factors that affect GlyEco's operations, please refer our filings with the Securities and Exchange Commission ("SEC"). Copies of these filings are available through the SEC website at http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof, and GlyEco undertakes no obligation to update this forward-looking information.

Contact:

GlyEco, Inc.

Dwight Mamanteo

Non-Executive Chairman

dwight@glyeco.com

866-960-1539 ext. 703

SOURCE: GlyEco, Inc.